Exhibit 10.8
TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 26, 2022

On December 26, 2022, the Board of Directors approved the following compensation for non-employee directors, effective in 2023:

•Board member annual cash retainer – $85,000
•Board member annual equity compensation – $138,000, using share price on the date of the grant as the basis for awards
•Independent Chairman of the Board – annual retainer of $150,000, to be paid in cash and/or equity, as selected by the Chairman
•Chairs of Audit Committee and Human Resources Committee – annual cash retainer of $20,000
•Chairs of Corporate Governance and Directors Nominating Committee and Finance and Risk Committee  – annual retainer of $15,000
•Members of the Audit Committee – annual cash retainer of $10,000
•Members of the Corporate Governance and Directors Nominating Committee, Human Resources Committee, and Finance and Risk Committee – annual cash retainer of $7,500